Exhibit 10.43


                              EMPLOYMENT AGREEMENT

I. This agreement is executed this 20th day of December, 2002 and made effective as of August 1, 2002 ("Effective Date"), between Schimatic Cash Transactions Network.com, Inc., a Florida corporation ("Employer" or "Company"), and David J. Simon ("Simon" or "Employee") and (collectively the "Parties").

II.      RECITALS

         A. Employer is a Florida corporation, the principal business of which is computer software solutions with particular expertise in Smart Card Loyalty programs.

         B. Employer's current headquarters office ("Corporate Office") has been relocated to 330 E. Warm Springs Rd., Suite A15, Las Vegas, NV 89119, and its back office operations ("Operations Center") are currently located at 740 East 3900 South in Salt Lake City, Utah.

         C. Company recognizes that Simon has played a key role, and will continue to play a key role, in the establishment of a Product technology base upon which the Company has been, and will be, able to move forward in an evolving industry, and that, without the continued contribution of Simon, the Company's chances of success would be diminished.

         D. Company desires to ensure the continued involvement of Simon, and is therefore entering this Employment Agreement for Simon to serve as Chief Product Architect reporting to the Board of Directors.

         The Parties wish to enter into a written agreement to memorialize the terms of Employee's employment by the Employer.

III. AGREEMENT.

         In consideration of the employment of Simon by the Employer and other good and valuable consideration, the parties hereto agree as follows:

         A. Employment. The Employer agrees to employ Simon as Chief Product Architect on the terms set forth herein. Simon accepts such employment and agrees to work full time and use his best efforts in performing services for the Employer.

         B. Inventions. Employee shall promptly disclose to the company any and all inventions, discoveries, developments, improvements, machines, appliances, processes, software, firmware, products, or the like whether patentable or not, which are related to the Company's business (all of which are referred to herein as "inventions") which Employee may invent, conceive, produce, or reduce to practice, either solely or jointly with others, at any time (whether or not during working hours) during the period of employment. All such inventions which in any way relate to the goods, materials, or services developed, produced, used or sold by the Company or any of it's subsidiaries shall at all times and for all purposes be regarded as acquired and held by Employee in a fiduciary capacity for, and solely for the benefit of the Company. No termination of employment or of this agreement shall release Employee or the Employee's heirs or legal representatives from the foregoing obligations as to such inventions.

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                       Simon Employment Agreement (Cont.)


         C. Terms & Salary. Employee's current salary will be twelve thousand five hundred dollars ($12,500) per month, subject to partial deferment as described below. Employee will be given regular reviews and, subject to employee's continued performance of duties, employee will be given raises, bonuses, and additional compensation, in addition to any other compensation already due, at least equal to those of other executives of the company already employed or new executives after being employed if indeed warranted based on employee's performance. Employee does understand that any bonuses, options, stocks and other compensation, etc., etc., given to new executives as an incentive or enticement to join and remain with the company will not apply to the above paragraph. Except as provided herein, the term of this Agreement shall be for a period of one (1) year commencing on the Effective Date, and will automatically renew for one (1) year upon notification in writing by the employer within sixty (60) days prior to the employee contract expiration date. Employer recognizes that Simon, as Chief Product Architect, has been, and will continue to be, instrumental in establishing vision and direction for the Company in an evolving industry, and is therefore entitled to compensation above that which may be common in the marketplace.

         D. Partial Salary Deferment. Until such time as the Company has received sufficient funding, or begins to receive revenues, adequate to support its on-going operation, Employee agrees to accept his salary as follows: sixty percent (60%) payable in cash (less appropriate withholding) and forty percent (40%) payable in stock options. The number of stock options will be calculated at the pre-reverse 5 cents ($.05) per share, divided into the amount due. The strike price of the stock options will be the pre-reverse 5 cents ($.05) per share. At the option of Employee, any portion or all of the forty percent (40%) payable in stock options, or any portion of the sixty percent (60%) payable in cash remaining unpaid after thirty (30) days from when it became due, may be converted to stock options as described above..

         E. Place of Work. At the present time, the Company intends to maintain its Product Development and back office operations in its Operations Center at 740 East 3900 South in Salt Lake City. Employee's principal place of business is the Operations Center in Salt Lake City, UT and his home office. Should the Company decide to relocate the Operations Center outside of Salt Lake City, then his principal office shall be his home office, for which Company agrees to provide all equipment and supplies deemed necessary by the Employee for the fulfillment of his duties. Notwithstanding the foregoing, Employee agrees to travel, as he deems necessary, to the Company's Operations Center and any other locations necessary for the fulfillment of his duties. The expenses associated with such travel shall be reimbursed by the Company. The Company agrees:

                  1. To reimburse Employee for travel, lodging and associated expenses during the term of this Agreement;

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                       Simon Employment Agreement (Cont.)

                  2. In the event the company and employee elect to have the Employee relocate to a new location upon relocation of the Operations Center, Company agrees to provide Employee a moving allowance not to exceed $20,000; and
                  3. To reimburse Employee for any real estate commissions and fees incurred by Employee on the sale of his principal personal residence or the purchase of a new residence associated with the above described relocation, whichever is greater, as well as any income or other taxes associated with such reimbursement. Such reimbursements as noted in this paragraph will be made to the Employee at such time as the Company is operating with a run rate that is cash flow positive.
         F. Benefits.
                  1. Fringe Benefits. Simon shall be entitled to and shall receive all benefits of employment generally available to other executives of the Employer, including, without limitation, participation in the following:
                           a. Group Health, Dental and Life Insurance. Simon will be eligible to participate in such group health, dental and life insurance plans, which the Employer may keep in effect during the Term, subject to the terms of any such plans. At any time that the Employer does not have available Group Health and Dental Insurance plans, during the Term and for 12 months thereafter, Employer shall pay any premiums associated with the enrollment of the plan(s) of Employee's choice.
                           b. Long Term Disability. Simon will be eligible to participate in such long term disability plans which the Employer may keep in effect during the Term, and for 12 months thereafter, subject to the terms of any such plan.
                           c. Commuting and Relocation Expenses. Employer shall reimburse Simon for all reasonable business expenses including: travel and lodging for commuting to the Company's Corporate Office in Nevada and Operations Center located at 740 East 3900 South in Salt Lake City, or anywhere to which either may be relocated. The Company also agrees to pay the moving allowance to the Corporate Office or new Operations Center Location (s) as described in Section (E) above.

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                       Simon Employment Agreement (Cont.)

                           d. Business Expenses. The Employer shall pay the actual and normal expenses incurred by Simon for the benefit of the Employer in performing his duties as Chief Product Architect of the Employer in accordance with the Employer's expense reimbursement policy, as adopted from time to time. At the option of Employee, any portion of any expenses due to Employee remaining unpaid after one hundred eighty (180) days from when it was incurred, may be converted to stock options as described below, credited, or converted to any deferred compensation package or investment offering that the company may be offering at that time. If converted to stock options, the number of stock options will be calculated at the pre-reverse 5 cents ($.05) per share, divided into the amount due. The strike price of the stock options will be at the pre-reverse 5 cents ($.05) per share.
                           e. Vacation. Simon shall be entitled to vacation benefits in accordance with the employer's vacation policy, as currently stated or as increased in the future, at the maximum level of accrued and unused vacation benefits which Employer's executives or employees are permitted to accrue in accordance with the Employer's personnel policies.
                           f. Sick Leave/Personal Leave. Simon shall be entitled to sick leave and personal leave benefits in accordance with the Employer's personnel policies, as adopted from time to time.
                           g. Accrual Year. Any of the benefits provided under this Agreement or under Employer's personnel policies generally which are accrued on a "per year" basis, are deemed to accrue during each of Employer's fiscal years in accordance with Employer's personnel policies applicable to its employees generally. Any benefits accruing from the Effective Date of hire through the end of the current fiscal year will be prorated for such year.
                  2. Indemnity. Employer shall indemnify Simon to the maximum extent permissible under law as an agent, Director, and Officer for acts taken by him during the Term on behalf of Employer provided such acts are taken in good faith and in what is in the best interest of Employer.
                  3. Directors' and Officers' Insurance. Employer agrees to obtain and maintain a policy of directors and officers insurance covering Employee's acts as a Director or Officer, as the case may be and as may be limited by the terms of any such insurance policy, in a face amount of no less than ONE MILLION DOLLARS ($1,000,000.00).
                  4. Stock, Stock Options and Bonuses. Employer agrees to cause to be issued to Simon, at the same rate, quantity, and terms, any stock, stock options or bonuses issued other executives of the company already employed or new executives after being employed if indeed warranted based on employee's performance , in addition to any stock, stock options or bonuses to which employee may already be entitled.

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                       Simon Employment Agreement (Cont.)

                           Employee does understand that any bonuses, stocks, options and other compensation, etc., etc., given to new executives as an incentive or enticement to join and remain with the company will not apply to the above paragraph. Further, as a condition to the issuance of any such shares, bonuses or options, Simon agrees to execute and deliver to Employer all such forms as it may reasonably request in order to comply with applicable securities laws. Upon the signing ,by Simon and the Company Representative and approval of the sctn board of directors, of this one
                           (1) year employment contract with a one year renewal company (employer) option to extend his employment; and on the effective date of the contract as listed above, Simon will immediately be issued stock options for twelve (12) million shares of the company's stock at the pre-reverse split price of five (.05) cents per share as a signing bonus to remain with the company providing his expertise, knowledge and experience in his capacity as Chief Product Architect to allow the company to become a successful entity. The company will also allow Employee the opportunity to exercise these options immediately by execution of a Nonrecourse Note, payable to the Company. The note payable is due no later than December 31, 2009, however, Employee is under no obligation to repay the Note other than from proceeds from the sale of the common stock purchased through the exercise. In other words, the Note has no recourse to Employee's separate funds, assets, or money due to Employee from the Company, other than the common stock purchased with the note. The attached Note, certificate through which employee may exercise the stock options, and Stock Power of Attorney to deal with managing the stock during the period of the loan, will all be executed simultaneously with this Employment Agreement.
                  5. Registration of Securities. The Company agrees to forthwith register the securities underlying the Stock Options described in Section 4 above and any stock appreciation rights or plan interests (the "SAR"s), which may be deemed by the Securities and Exchange Commission (the "SEC") to require registration, in order for employee to be able to freely assign or trade the SAR's or the underlying securities.
                  6.       Termination.
                           a. Termination as a result of a change of control or for good cause. This Agreement is terminable prior to the expiration of the Term, in the manner and to the extent set forth in this section 6.

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                       Simon Employment Agreement (Cont.)

                           b. Death, Disability or Resignation During Term. This Agreement shall automatically terminate upon the death of Simon or Employee's voluntary resignation during the Term. The Employer or Simon may terminate this Agreement upon reasonable determination of Employee's total disability. As used herein, total disability means Employee's inability to perform his normal and usual duties as Chief Product Architect of the Employer due to physical disability or physical or mental illness for a period of ninety (90) consecutive calendar days.
                           c. Termination for Cause. The Employer may terminate this Agreement immediately, and except as otherwise set forth below, without prior notice, for "Cause" which shall mean:
                                    i.       Employee's excessive use of alcohol
                                             or illegal drug abuse;
                                    ii.      Any material dishonest act by Simon
                                             relating to the Employer's
                                             business;
                                    iii.     Any intentional act by Simon that
                                             would be materially detrimental to
                                             the business or reputation of the
                                             Employer;
                                    iv.      Employee's rendering any services
                                             to a firm or entity which does
                                             business in a field competitive
                                             with the business of Employer
                                             except as may be expressly
                                             authorized in writing pursuant by
                                             the Board, or
                                    v.       Employee's substantial failure to
                                             perform the material services
                                             contemplated by this Agreement, it
                                             being understood and agreed that
                                             the Employer must give Simon notice
                                             of such failure by the Employer and
                                             not less than sixty (60) days with
                                             in which to cure such failure
                                             before invoking the provisions of
                                             this subparagraph v. in terminating
                                             Employee.
                           d. Without Cause or from Change of Control. The Employer may terminate this Agreement during the Term without Cause upon giving sixty
                                    (60) days prior written notice of such
                                    termination. Such notice is deemed to be given in the event of change of control as described in section 11 below.
         7. Severance Pay. If Employee's employment terminates due to his death, disability or by Employer notice without cause as described in Section 6 above at any time prior to the Term, Employer will pay to Simon or his legal designee(s), an amount equal to his annual Base Salary ("Severance Pay") and will immediately pay all outstanding expenses and loans due to Simon from the Company if there are sufficient funds to pay these items; otherwise, these expenses and loans will be paid out over a twelve (12) month period and will earn a fifteen (15%) rate of interest until fully paid. Any vesting rights in any Stock Option Plan agreed to pursuant to Section 4 hereof shall continue to accrue for a 36 month period following such termination.

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                       Simon Employment Agreement (Cont.)

         8. No Severance Pay upon Resignation. It is expressly understood and agreed that Simon (or his personal representative, as the case may be) shall not be entitled to any Severance Pay if he resigns during the Term, but will immediately be paid all outstanding expenses and loans due from the Company if sufficient funds are available to pay these items; otherwise, these outstanding expenses and loans will be paid out over a twelve (12) month period and will earn a fifteen (15%) percent rate of interest until fully paid. At the option of Employee, all or any portion of these expense or loans may be converted to stock options as described below. If converted to stock options, the number of stock options will be calculated at the at the pre-reverse 5 cents ($.05) per share, divided into the amount due. The strike price of the stock options will be at the pre-reverse 5 cents ($.05) per share.
         9. Manner of Payment of Severance Pay. Any Severance Pay hereunder will be paid at such intervals and in the manner dictated by the Employer's normal pay practices but not to exceed 90 days after severance.
         10. Notice of Termination. The Employer shall give Simon notice of the termination of this Agreement pursuant to sub-section b-d of this Section 6 and, except as otherwise provided herein, the termination of this Agreement shall be effective upon the giving of such notice. Company will immediately pay all outstanding expenses and loans due to Simon from the Company.
         11. Change of Control. As used in this section, the term "change of control" means and refers to:
                  a. Any merger, consolidation, or sale of the Company such that any individual, entity or group (within the meaning of section 13 (d) (3) or 14 (d) (2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") acquires beneficial ownership, within the meaning of Rule 13d-3 of the Exchange Act, of 20 percent or more of the voting common stock of the Company or its subsidiary
                  b. Any transaction in which the Company sells all or substantially all of its assets; A dissolution of liquidation of the Company; or
                  d.       The Company becomes a non-publicly held company.
                  e. A "change of control" as used in this section does not include a direct capital investment in the company.
                  At the option of Employee, this agreement will continue in full effect with, and be binding upon, any successor organization following a Change of Control.

IV. Integration. This Agreement contains the entire agreement between the parties and supersedes all prior oral and written agreements, understandings, commitments and practices between the parties, including, without limitation, all prior employment agreements, whether or not fully performed before the date of this Agreement. No amendments to this Agreement may be made except by a writing signed by both parties.

V. Arbitration. Any controversy or claim arising out of or relating to this agreement, or breach of this agreement, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. Within five (5) business days after a demand has been made to arbitrate a dispute, the parties will meet and attempt to agree on a single arbitrator. If the parties are unable to agree on a single

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                       Simon Employment Agreement (Cont.)

         arbitrator, then each party shall, before the expiration of such five
         (5) day period, designate an arbitrator. Within (30) additional business days thereafter the two arbitrators shall select a third arbitrator. If for any reason they cannot agree on a third arbitrator, they may apply to the Utah Superior Court for the name of a neutral party. The three arbitrators shall hear all the evidence, and a majority vote shall set the award of the arbitrators. Each party shall pay the fees of the arbitrator he or it selects and of his or its own attorneys, and the expenses of his or its witnesses and all other expenses connected with presenting his or its case. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, the fee of the third arbitrator, and all other fees and costs, shall be borne equally by the parties. Notwithstanding the foregoing, the arbitrators may award reasonable attorneys' fees and costs to the prevailing party in their award.

VI. Litigation. In the event legal action or arbitration is brought to enforce any of the provisions of this Agreement or for any breach thereof, reasonable attorneys' fees and costs shall be awarded to the prevailing party or parties in said action. All legal action is to take place in Salt Lake City, Utah or such other city where the Employee maintains residence.

VII. Notices. Any notice given pursuant to this Agreement must be sent by United States Certified Mail (postage prepaid) and shall be deemed given on dates on which the envelope or envelopes containing such notices are deposited in the United States Mail. The Addresses of the parties to be used for the giving of notices shall be as set forth on the signature page of the Agreement. The parties hereto may change the addresses to which notices to them may be sent by giving written notice thereof in accordance with this paragraph.

VIII. Severability of Provision. If any provision of this Agreement is invalid or illegal, the other provision shall nevertheless remain in full force and affect.

IX. Controlling Law. This Agreement is entered into in the State of Utah and shall be interpreted and controlled by the laws of the State of Utah or such other state where Employee maintains residence, at the option of Employee.

X Successors. The Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective successors and assigns. This employment contract supercedes any other out-standing Sctn Employment Contract between the two parties that may have been signed prior to this date for this same time period.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement on December, 20th, 2002.

Employer: SCTN                                  Employee: David J. Simon
330 E. Warm Springs Rd., Suite A15,             2859 E. Wasatch Blvd.
Las Vegas, NV 89119,                            Sandy, UT 84092


By: /s/  Bernard McHale                         By: /s/ David J. Simon
   --------------------------------                -----------------------------
   Bernard McHale                                   David J. Simon
   Director, Treasurer and CEO

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